SMITH HELMS MULLISS & MOORE, L.L.P.
                      Post Office Box 31247
                  Charlotte, North Carolina 28231
                        Tel (704)343-2000
                        Fax (704)334-8467

                        December 31, 1997


First Charter Corporation
22 Union Street North
Concord, North Carolina 28025

    RE:  Registration Statement on Form S-8
         150,000 Shares of Common Stock
         1998 Employee Stock Purchase Plan

Ladies and Gentlemen:

    In connection with the possible offering and sale from time to time of up to 150,000 shares of the common stock (the "Shares"), of First Charter Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on December 31, 1997 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

    We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                        Very truly yours,


                         /s/ SMITH HELMS MULLISS & MOORE, L.L.P.